EXHIBIT 4.4

TEXAS STATE BANK
Real Estate
PROMISSORY NOTE

$682,000.00	McAllen, Texas	February 9, 2005

As hereinafter stipulated, for value received, without grace, I we, or either of us, the undersigned, jointly and severally promise to pay to the order of Texas State Bank, McAllen, the principal sum of SIX HUNDRED EIGHTY-TWO THOUSAND AND NO/100 DOLLARS ($682,000.00) with interest from date until maturity at the Wall Street Journal Prime Interest Rate** plus one (1.00%) percentum per annum, based on a 360-day year, both. principal and interest payable at 3900 N. 10th Street, P.O. Box 4797, McAllen, Hidalgo County, Texas 78502-4797. The principal indebtedness and accrued interest thereon shall bear interest after maturity at the maximum rate allowed by law. Notwithstanding anything herein to the contrary, the interest rate hereunder shall not fall below 6.25% per annum.

** THE TERM “WALL STREET JOURNAL PRIME INTEREST RATE” AS USED IN THIS NOTE MEANS A PER ANNUM INTEREST RATE EQUAL TO THE “PRIME RATE” AS PUBLISHED EACH DAY BY THE WALL STREET JOURNAL IN ITS “MONEY RATES” SECTION, AND IF MORE THAN ONE SUCH RATE IS PUBLISHED, THEN THE HIGHEST SUCH RATE. ON ANY DAY WHEN THE WALL STREET JOURNAL IS NOT PUBLISHED OR A PRIME RATE IS NOT PUBLISHED UNDER THE MONEY RATES SECTION THEREOF, THEN THE PRIME RATE PUBLISHED FOR THE PRECEDING PUBLICATION DATE OF THE WALL STREET JOURNAL SHALL APPLY SHOULD THE METHOD OF ESTABLISHING THE PRIME INTEREST RATE, OR THE PUBLICATION OF SUCH PRIME RATE, CEASE OR BE ABOLISHED, THEN THE PRIME INTEREST RATE USED FOR THE BALANCE OF THE TERM OP THIS NOTE SHALL BE THAT INTEREST RATE ESTABLISHED, ADOPTED OR USED BY HOLDER AS ITS PRIME OR BASE INTEREST RATE. THE APPLICABLE RATE SHALL BE ADJUSTED WITH EACH CHANGE IN THE PRIME RATE AND SHALL BE EFFECTIVE UNTIL THE EFFECTIVE DATE OF THE NEXT CHANGE IN THE PRIME RATE.

The maker and payee of this note have computed the interest under the terms hereof and the instruments securing the payment hereof as not being in excess of the maximum legal rate provided by law and have determined to the satisfaction of both maker and payee that interest payable under the terms of this note could not exceed the maximum legal rate provided by law; however, should the interpretation or application of the provisions hereof and the instruments securing the payment hereof when considered jointly or severally be construed by a court of last resort to provide for or permit the payment of interest in excess of the maximum legal rate, such interpretation was not the intention of the parties and results from a mutual mistake and the payments shall be first applied to interest at the maximum legal rate provided by law and the remaining balance to principal or rebated to maker where applicable.

Payments are due on dates described below, however, should any payment not be made within 10 days of due date, then, at the option of the holder hereof, the undersigned shall pay a “late charge” equal to five percent (5%) of the amount of the delinquent payment to compensate the holder for administrative expenses and other costs created by the delinquent payment. This late charge may be assessed without notice, shall be immediately due and payable and shall be in addition to all other rights and remedies available to the holder hereof.

If default shall be made in the payment of any installment of principal or interest on this note, when due or in case of failure to perform any covenant or agreement contained in any of the instruments securing the payment hereof, then the indebtedness evidenced by this note and all accrued interest hereon shall, at the election of the legal. holder hereof, become immediately due and payable. The bolder of this note may waive any default without waiving any prior or subsequent default.

If this note is placed in the hands of an attorney for collection, or is collected through the Probate or Bankruptcy Court, or through other legal proceedings, the makers, endorsers, and/or guarantors hereof further promise to pay reasonable attorney’s fees (which is agreed to be ten percent (10%) of the unpaid balance owing thereon) and all costs, including but not limited to court costs and the cost of any bonds required for the preservation or possession of any property securing this note, which may be incurred by the holder of this note.

Except to the extent prohibited by applicable law, the makers, sureties, endorsers and guarantors of this note hereby severally waive presentation for payment notice of non-payment, protest, and notice of protest demand for payment, presentment for acceleration of maturity, notices of intention to accelerate maturity and notice of acceleration and diligence in bringing suit against any party hereto, and consent that the time of payment may be extended without notice thereof to any of the sureties, endorsers and/or guarantors on this note, and each agrees that his, her or its liability on or with respect to this note shall not be affected, diminished or impaired by a release or substitution of any security at any time existing for this note or any failure to perfect (or to maintain perfection of) any lien or security interest in any such security.

This note is secured by: a Deed of Trust of even date herewith, executed by AMERICAN MEDICAL TECHNOLOGIES, INC. to PAUL S. MOXLEY, Trustee, upon the following-described property:

Lot One (I), Block Two (2), INDUSTRIAL TECHNOLOGY PARK UNIT 1, a Subdivision of the City of Corpus Christi, Texas, as shown by the map or plat thereof recorded in Volume 46, Page 105-107, Map  Records of Nueces County, Texas, to which reference is here made for all pertinent purposes.

This Note is payable as follows: On Demand, or if no demand be made, then it shall be payable as follows:

The advanced, unpaid principal and interest of the Note is payable in thirty-six (36) monthly installments, as follows:

a)             The advanced, unpaid principal is payable in thirty-five (35) monthly installments of THREE THOUSAND SEVEN HUNDRED EIGHTY-EIGHT AND 89/100 DOLLARS ($3,788.89) each per month and one (I) final monthly installment covering the entire unpaid balance, principal and accrued interest. Interest, computed on the unpaid principal. balance, is payable monthly as it accrues on the same dates as and in addition to the installments of principal;

b)            The first of such installments shall be due and payable March 9, 2005, and a like installment shall be due and payable on the same day of each succeeding month thereafter until the Note is fully paid; however, any amount remaining unpaid February 9, 2008 will be due and payable at that time.

Interest will be calculated on the unpaid principal to date of each installment paid. Payments will be credited first to the accrued interest then to the reduction of principal.

BALLOON WARNING

THIS LOAN IS PAYABLE IN FULL ON OR BEFORE FEBRUARY 9, 2008. AT MATURITY, YOU MUST REPAY THE ENTIRE PRINCIPAL BALANCE OF THE LOAN AND UNPAID INTEREST THEN DUE. THE BANK. IS UNDER NO OBLIGATION TO REFINANCE THE LOAN AT THAT TIME. YOU WILL, THEREFORE, BE REQUIRED TO MAKE PAYMENT OUT OF OTHER ASSETS THAT YOU MAY OWN, OR YOU WILL HAVE TO FIND ANOTHER LENDER, WHICH MAY BE THE BANK YOU HAVE THIS LOAN WITH, WILLING TO LEND YOU THE MONEY IF YOU REFINANCE THIS LOAN AT MATURITY, YOU MAY HAVE TO PAY SOME OR ALL OF THE CLOSING COSTS NORMALLY ASSOCIATED WITH A NEW LOAN EVEN IF YOU OBTAIN REFINANCING FROM THE SAME BANK. A NEW APPLICATION FOR REFINANCING MAY BE CONSIDERED AT MATURITY.

AMERICAN MEDICAL TECHNOLOGIES, INC.

By:	/s/ Roger Dartt
Roger Dartt, President and CEO